UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2008

UNION TANK CAR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-5666	36-3104688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 W. Madison Street, 26th Floor

Chicago, Illinois 60602-4510

(Address of principal executive offices) (Zip Code)

(312) 372-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 28, 2008, Union Tank Car Company (the “Company”) announced the closure of its railcar manufacturing facility in East Chicago, Indiana, effective at the end of May 2008. A declining market for tank car sales and leases and long-term demand estimates require the Company to consolidate its manufacturing operations. East Chicago employs approximately 70 salaried and 375 hourly employees. The Company’s two remaining manufacturing facilities (Sheldon, Texas and Alexandria, Louisiana) provide sufficient capacity to meet customer requirements based on long-term demand estimates. The East Chicago facility, the oldest of the Company’s three tank car manufacturing plants, will be closed based on a variety of economic and other important considerations.

The exit costs and severance are estimated to range between approximately $29 million and $33 million before income taxes. Of this amount, the Company anticipates a $26 million to $28 million charge in the first quarter of 2008 with the remainder during the balance of the year. Of the $29 million to $33 million cost, approximately 65% are cash costs including employee severance. The remaining non-cash costs are primarily asset writedowns.

Further information on the closure is contained in the press release which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.06.	Material Impairments.

The information contained in Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not Applicable

(c)	Exhibits

Exhibit No.	Exhibit
99.1	Press Release issued March 28, 2008 by Union Tank Car Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2008

UNION TANK CAR COMPANY
(Registrant)

By:	/s/ Mark J. Garrette
Name:	Mark J. Garrette
Title:	Vice President (Principal Financial Officer and Principal Accounting Officer)

UNION TANK CAR COMPANY

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release issued March 28, 2008 by Union Tank Car Company.